SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D--9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

DERMA SCIENCES, INC.
(Name of Subject Company)

DERMA SCIENCES, INC.

(Name of Persons Filing Statement)

Common Stock, par value $.01 per share

(Title of Class of Securities)

249827205

(CUSIP Number of Class of Securities)

John E. Yetter
Derma Sciences, Inc.
214 Carnegie Center, Suite 300
Princeton, NJ 08540
(609) 514-4744

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

Copies to:

Todd E. Mason, Esq.
Thompson Hine LLP
335 Madison Avenue
12th Floor

New York, New York 10017
(212) 344-5680

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information contained in the Current Report on Form 8-K filed by Derma Sciences, Inc. on January 17, 2017, including all exhibits filed or furnished with such Form 8-K, is incorporated herein by reference.